UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AEON Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-3940478
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

5 Park Plaza

Suite 1750

Irvine, CA 92614

(Address of principal executive offices, including Zip Code)

AEON Biopharma, Inc. 2025 Employment Inducement Incentive Award Plan

AEON Biopharma, Inc. Amended and Restated 2023 Incentive Award Plan

AEON Biopharma, Inc. 2023 Employee Stock Purchase Plan

(Full title of the plan)

Alex Wilson

Chief Legal and Strategy Officer

c/o AEON Biopharma, Inc.

5 Park Plaza, Suite 1750

Irvine, California 92614

(949) 354-6499
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Drew Capurro

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 21, 2026, the stockholders of AEON Biopharma, Inc. (the “Company” or the “Registrant”) approved the AEON Biopharma, Inc. Amended and Restated 2023 Incentive Award Plan (the “2023 Plan”), which among other things, increased the number of authorized shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that may become issuable under the 2023 Plan by 17,288,059 shares (the “Plan Increase Shares”). The Company is filing this registration statement (this “Registration Statement”) on Form S-8 to register 18,999,336 shares of Class A Common Stock consisting of (i) the Plan Increase Shares, (ii) 1,000,000 shares of Class A Common Stock issuable under the AEON Biopharma, Inc. 2025 Employment Inducement Incentive Award Plan (the “2025 EIP”), (iii) 569,021 shares of Class A Common Stock issuable pursuant to evergreen provisions under the 2023 Plan and (iv) 142,256 shares of Class A Common Stock issuable pursuant to evergreen provisions under the AEON Biopharma, Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP,” and together with the 2025 EIP and 2023 Plan, the “Plans”).

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENT ON FORM S-8

The Company has previously registered (i) 1,000,000 shares of Class A Common Stock issuable under the 2025 EIP on the registration statement on Form S-8 (Reg. No. 333-287269) filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2025 and (ii) 2,859,778 shares of Class A Common Stock issuable under the 2023 Plan and 488,146 shares of Class A Common Stock issuable under the 2023 ESPP on the registration statement on Form S-8 (Reg. No. 333-278442) filed with the Commission on April 1, 2024 (collectively, the “Prior Registration Statements”). Under this Registration Statement, the Company is registering an additional 18,999,336 shares of Class A Common Stock issuable under the Plans. Pursuant to General Instruction E of Form S-8 regarding Registration of additional securities, the contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The Registrant will deliver the documents containing the information specified in Part I of Form S-8 to the Plan participants as specified by Commission Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “registrant,” or similar references, refer to AEON Biopharma, Inc., unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by AEON Biopharma, Inc. (the “registrant”), with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

●	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 30, 2026;
●	the information specifically incorporated by reference into the registrant’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 29, 2025;
●	the registrant’s Current Reports on Form 8-K filed with the Commission (other than information furnished rather than filed) on January 21, 2026 and March 9, 2026; and
●	the description of the registrant’s Class A Common Stock contained in the registrant’s registration statement on Form 8-A (File No. 001-40021), filed with the Commission on July 21, 2023, together with any amendment thereto filed for the purpose of updating such description.

All reports and other documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our bylaws provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our bylaws is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our bylaws, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our bylaws limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our bylaws also provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our bylaws will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our bylaws is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our bylaws or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our bylaws may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our bylaws will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by our bylaws.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our bylaws. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

			Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date

4.1	Third Amended and Restated Certificate of Incorporation of AEON Biopharma, Inc.	8-K	3.1	July 27, 2023
4.1(a)	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of AEON Biopharma, Inc.	8-K	3.1	February 24, 2025
4.2	Amended and Restated Bylaws of AEON Biopharma, Inc.	8-K	3.2	July 27, 2023
4.2 (a)	Amendment to Amended and Restated Bylaws of AEON Biopharma, Inc.	8-K	3.1	December 20, 2024
5.1	Opinion of Latham & Watkins LLP.			*
23.1	Consent of KPMG, Independent Registered Public Accounting Firm.			*
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).			*
24.1	Power of Attorney (included on signature page of the Registration Statement).			*
99.1	AEON Biopharma, Inc. 2025 Employment Inducement Incentive Award Plan and form of award agreements thereto.	S-8	99.1	May 14, 2025
99.2	AEON Biopharma, Inc. 2023 Employee Stock Purchase Plan	S-1/A	10.9	April 2, 2024
99.3	AEON Biopharma, Inc. Amended and Restated 2023 Incentive Award Plan	8-K	10.1	January 21, 2026
99.4	Form of Stock Option Agreement under AEON Biopharma, Inc. 2023 Incentive Award Plan	S-4/A	10.6	May 1, 2023
99.5	Form of Restricted Stock Unit Agreement under AEON Biopharma, Inc. 2023 Incentive Award Plan	S-4/A	10.7	May 1, 2023
107	Filing Fee Table			*

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act ;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California on the 30th day of March, 2026.

AEON Biopharma, Inc.

By:	/s/ Robert Bancroft
Robert Bancroft
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert Bancroft and Alex Wilson as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Robert Bancroft	President, Chief Executive Officer and Director	March 30, 2026
Robert Bancroft	(Principal Executive Officer)

/s/ Jennifer Sy	Chief Accounting Officer	March 30, 2026
Jennifer Sy	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jost Fischer	Chairman of the Board	March 30, 2026
Jost Fischer

/s/ Shelley Thunen	Director	March 30, 2026
Shelley Thunen

/s/ Marc Forth	Director	March 30, 2026
Marc Forth

/s/ Seongsoo Park	Director	March 30, 2026
Seongsoo Park

/s/ Robert Palmisano	Director	March 30, 2026
Robert Palmisano

/s/ Eric Carter	Director	March 30, 2026
Eric Carter